Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated November 30, 2010 with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Insteel Industries, Inc. on Form 10-K for the years ended October 2, 2010, October 3, 2009 and September 27, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Insteel Industries, Inc. on Forms S-8 (File No. 033-61887, File No. 033-61889, File No. 333-48011, File No. 333-30934, and File No. 333-123325).
/s/ Grant Thornton LLP
Charlotte, North Carolina
November 30, 2010